UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Duff & Phelps Corporation

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On April 5, 2013, Duff & Phelps Corporation (“Duff & Phelps” or the “Company”) signed a memorandum of understanding to settle the previously disclosed class action lawsuit captioned Rutkowski v. Gottdiener, Index No. 650144/2013, pending in the Commercial Division of the Supreme Court of the State of New York (the “Merger Litigation”). The Merger Litigation relates to the Agreement and Plan of Merger, dated as of December 30, 2012, pursuant to which Duff & Phelps would be acquired by a consortium (“the Consortium”) comprising controlled affiliates of or funds managed by The Carlyle Group, Stone Point Capital LLC, Pictet & Cie and Edmond de Rothschild Group. As part of the settlement, a second substantially similar lawsuit captioned West Palm Beach Police Pension Fund v. Duff & Phelps Corporation, Case No. 8231, pending in the Delaware Court of Chancery, will be dismissed with prejudice.

Duff & Phelps agreed to the settlement solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing. The settlement provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the appropriate certification, pursuant to Article 9 of the New York Civil Practice Law and Rules (“CPLR”), of a class, for settlement purposes only, that includes any and all persons or entities who held shares of Duff & Phelps common stock, either of record or beneficially, at any time between December 30, 2012, the date the Duff & Phelps board announced the Merger Agreement, and the date of consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and the release of all asserted claims. Class members shall be entitled to opt-out for damages claims only and not for any claims for injunctive relief. The asserted claims will not be released until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. The settlement will not affect the merger consideration to be received by Duff & Phelps stockholders or the timing of the special meeting of Duff & Phelps stockholders scheduled for April 22, 2013.

Additionally, as part of the settlement, Duff & Phelps has agreed to make certain additional disclosures related to the proposed merger, which are set forth below. The additional disclosures supplement the disclosure contained in the definitive proxy statement filed by Duff & Phelps with the Securities and Exchange Commission (“SEC”) on March 20, 2013 (the “Proxy Statement”) and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. Nothing in this filing or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The following disclosure replaces the first full paragraph on page 29 of the Proxy Statement under the caption “Background of the Mergers”:

On September 24, 25 and 28, 2012, the Company provided Carlyle with preliminary business and financial due diligence information and held telephonic meetings with Carlyle to discuss business and financial due diligence matters. On September 28, 2012, Mr. Gottdiener held a telephonic meeting with Carlyle during which Carlyle expressed the possibility of structuring a potential transaction with a consortium of financial sponsors or private funds, including certain of Carlyle’s limited partners. Carlyle indicated that it would not be willing to commit the full equity financing because of the potential impact on the willingness of certain customers to continue to do business with the Company due to competitive concerns if Carlyle were to acquire full control of the Company. In particular, following consultation with members of the Board of Directors, the Company consented to Carlyle contacting certain limited partners of Carlyle, regarding participation in a consortium.

The following disclosure replaces the first full paragraph on page 30 of the Proxy Statement under the caption “Background of the Mergers”:

On November 13, 2012, the Board of Directors held a telephonic meeting. Prior to the meeting, the Board of Directors was provided with a written update regarding the status of interactions with Carlyle and its representatives. Mr. Gottdiener provided the Board of Directors with a verbal description of the Company’s past efforts in connection with potential strategic alternatives, and described the difficulties the Company has been facing as a public company since its initial public offering in 2007, which included difficulties associated with growing the Company’s business and with structuring appropriate incentives for the Company’s employees in light of the performance of the Company’s publicly traded stock. Mr. Gottdiener then provided the Board of Directors with an update on the interactions that the Company and its advisors had had with representatives of Carlyle and potential members of a consortium, which were certain limited partners of Carlyle. Mr. Gottdiener noted that Carlyle had conveyed to the Company that it was expecting to provide the Company with an initial indication of interest.

The following disclosure replaces the second full paragraph on page 30 of the Proxy Statement under the caption “Background of the Mergers”:

K&E then provided the Board of Directors with an in-depth review of the Board’s fiduciary duties under Delaware law. K&E also discussed two types of potential or apparent conflicts of interest that could arise in connection the evaluation and negotiation of a potential transaction involving the Company, including the possible treatment of the Company’s tax receivables agreements with certain members of the Company’s management and with Vestar, a stockholder of the Company with designees on the Board of Directors; the tax receivables agreements were expected to remain in effect notwithstanding the closing of a potential transaction, and there was a possibility that a potential buyer of the Company could seek to negotiate the termination or modification of the tax receivables agreements. K&E further discussed the potential conflicts that could arise if management were to roll over equity into an entity controlled by a potential buyer or discuss post-closing employment arrangements with a potential buyer.

The following disclosure replaces the third full paragraph on page 30 of the Proxy Statement under the caption “Background of the Mergers”:

At the November 13 meeting, the Board of Directors established a board committee (“Transaction Committee”) composed of independent and disinterested directors to monitor and assist in the negotiation of a potential transaction and to report to the Board of Directors on developments and, in the event of a conflict or perceived conflict situation, the Transaction Committee would be responsible for monitoring and leading those discussions without the participation of those directors with the conflict or perceived conflict. The Transaction Committee was formed at the November 13 meeting because that was the first meeting of the Board of Directors following Carlyle having conveyed to the Company that it was expecting to provide the Company with an initial indication of interest. The members of the Board of Directors appointed to the Transaction Committee were William R. Carapezzi, John A. Kritzmacher and Gordon A. Paris. The Board of Directors also considered the potential engagement of a financial advisor to assist in the evaluation of any transaction proposals and other strategic alternatives available to the Company. The Board of Directors discussed several potential financial advisors, including large investment banks, and in light of the relationships that many of the large investment banks have with private equity firms and the Board’s concerns related to maintaining the confidentiality of the Board’s consideration of a potential transaction, the Board of Directors focused on independent advisory firms. The Board then discussed Centerview Partners (“Centerview”) and its expertise in financial services transactions and its independence with respect to Carlyle, and authorized the Company to contact Centerview regarding its potential engagement as financial advisor. The Company had not previously engaged Centerview for any other matter. Between November 13, 2012 and November 30, 2012, the Transaction Committee directed arm’s-length negotiations with Centerview of the terms of the engagement of Centerview as financial advisor, and the parties executed an engagement letter with Centerview on November 30, 2012. The engagement letter provided, among other things, that the Company would pay Centerview a retainer fee of $250,000 (which would be credited against any subsequent fees that became payable under the engagement letter) and a fee of $1 million in connection with the delivery of a fairness opinion. As described under “—Opinion of the Company’s Financial Advisor—Other Considerations”, the remainder of the fee payable to Centerview would become payable upon the consummation of a transaction.

The following disclosure replaces the first full paragraph on page 31 of the Proxy Statement under the caption “Background of the Mergers”:

On November 26, 2012, the Board of Directors held a telephonic meeting. Mr. Gottdiener and Centerview provided the Board of Directors with an update on the status of interactions with Carlyle and its representatives. Mr. Gottdiener informed the Board of Directors that Carlyle had indicated on November 25, 2012, that Carlyle expected to submit a written indication of interest within the next one or two days. Centerview noted that (i) Carlyle had indicated it would not commit the full equity financing because of the potential impact on the willingness of certain customers to continue to do business with the Company due to competitive concerns if Carlyle were to acquire full control of the Company, including concerns that Carlyle is a competitor of some of the Company’s clients, (ii) Carlyle indicated that it would complete a substantial portion of the due diligence on behalf of the consortium, and the other potential equity financing sources would rely on such due diligence and (iii) Carlyle indicated that it would have “highly-confident letters” from potential debt financing sources that Carlyle would attach to its initial indication of interest.

The following disclosure replaces the last paragraph on page 32, continuing onto page 33 of the Proxy Statement under the caption “Background of the Mergers”:

Centerview reviewed with the Board of Directors Centerview’s preliminary views on certain financial and valuation matters relating to the Company. As part of the discussion of Centerview’s preliminary views on valuation, the Board of Directors noted that the “Illustrative Projections” were a selling tool meant to highlight the upside opportunity to the buyers and were intended to illustrate possible revenue and cost-savings opportunities that would only be available to the Company operating under private ownership and not as a public company. The Board of Directors also discussed the “Street Case Projections” that are described under “—Projected Financial Information” beginning on page 51. Centerview provided a detailed overview of the “bridge” between the “Illustrative Projections” and the “Street Case Projections”, including explanation of the revenue and cost improvements that were more likely (or only) achievable in a private ownership context (including elimination of public company costs, operational and marketing streamlining, strategic initiatives including rationalization of certain international offices, and removal of certain contingencies built into the public company budget). After extensive discussion, it was the sense of the Board of Directors that Carlyle should be allowed to expand the scope of its discussions with potential equity partners to include three private funds identified by them as preferred partners, but that this permission would be coupled with a request delivered by Centerview to increase their proposed purchase price.

The following disclosure replaces the first full paragraph on page 33 of the Proxy Statement under the caption “Background of the Mergers”:

On December 6, 2012, Carlyle informed the Company that Stone Point Capital (“Stone Point”) had expressed interest in participating in a consortium with Carlyle in connection with a potential transaction involving the Company. Later that day, at Carlyle’s request, certain members of the Company’s management contacted Stone Point and scheduled an in-person management presentation at Stone Point’s office for December 10, 2012. The Company provided a confidentiality agreement and following the negotiation of its terms, entered into a confidentiality agreement with Stone Point on December 10, 2012.

The following disclosure replaces the fifth full paragraph on page 33 of the Proxy Statement under the caption “Background of the Mergers”:

On December 17, 2012, the Transaction Committee held a telephonic meeting. Messrs. Gottdiener and Silverman and representatives of Centerview and K&E attended the meeting. Mr. Gottdiener and Centerview updated the Transaction Committee on the recent interactions with Carlyle and Stone Point, and noted in particular that Carlyle and Stone Point had contacted Mr. Gottdiener and Centerview earlier that day and indicated that there were certain matters that arose in their due diligence of the Company that could lead them to lower their proposed purchase price from $15.50 per share to $15.00 or possibly lower. Those matters identified by Carlyle and Stone Point included the amount of the estimated cash on the Company’s balance sheet and concerns over the impact that potential remaining earnout obligations of the Company could have on the projected cash on the Company’s balance sheet after the closing of a potential transaction. Mr. Gottdiener noted that Stone Point requested a lunch with Mr. Gottdiener on December 18th to discuss certain due diligence matters. The Transaction Committee discussed the latest interactions with Carlyle and Stone Point and the potential meeting between Mr. Gottdiener and Stone Point. After discussion, the Transaction Committee instructed Mr. Gottdiener to meet with Stone Point to discuss certain due diligence matters. K&E noted that the guidelines previously adopted by the Transaction Committee and with which management had been instructed to adhere continued to be in place, and Mr. Gottdiener acknowledged that he would not discuss or negotiate any matters that were prohibited from being discussed or negotiated under the management guidelines. The Committee directed Centerview to inform Carlyle and Stone Point that any downward movement from the proposed $15.50 per share purchase price could lead to the termination of discussions given that the Transaction Committee and the Board of Directors was seeking upward movement in the proposed price.

The following disclosure replaces the first full paragraph on page 35 of the Proxy Statement under the caption “Background of the Mergers”:

Between December 19 and December 30, 2012, certain members of the Company’s management and their advisors, on the one hand, and the consortium and its advisors, on the other, exchanged term sheets and draft agreements with respect to management’s equity participation and post-closing employment. These exchanges were under the supervision of Centerview, and the Company’s management kept the Transaction Committee and the Board of Directors updated on the status of these negotiations during this period. These exchanges involved negotiations of post-closing employment terms such as annual base salary, target bonuses, severance benefits and confidentiality, non-competition and non-solicitation covenants and negotiations of equity participation terms including a new options plan and the amount of rollover commitments.

The following disclosure replaces the second full paragraph on page 38 of the Proxy Statement under the caption “Background of the Mergers”:

Under the merger agreement, the Company and its representatives had the right to solicit and negotiate alternative acquisition proposals from third parties during a “go-shop” period that began on December 30, 2012 and expired at 11:59 p.m. EST on February 8, 2013. During the “go-shop” period, Centerview, with the direction of the Transaction Committee, undertook a broad solicitation effort, contacting 27 potential acquirers believed to have potential strategic or financial interest in an alternative transaction to the transaction with the affiliates of Carlyle, Stone Point, Pictet and Edmond de Rothschild. Eleven of the 27 potential acquirers were strategic parties and 16 were financial parties. These proactive contacts resulted in five parties negotiating and entering into confidentiality agreements with the Company, although no alternative acquisition proposals from third parties were received. Centerview contacted parties based on its knowledge of the likely potential acquirers, its knowledge of the industry in which the Company operates and expressions of potential interest received after the public announcement of the “go-shop” period.

The following disclosure replaces the last paragraph on page 46, continuing onto page 47 of the Proxy Statement under the caption “Opinion of the Company’s Financial Advisor”:

Centerview then drew from this analysis of the Enterprise Value / EBITDA and P/E multiples above and other considerations, including, but not limited to, the similarity of the selected companies to the Company with respect to the size, business lines and geographic footprint of the respective companies as compared to the Company, that Centerview deemed relevant in its judgment and experience, illustrative ranges of multiples of 6.5x-8.5x for the Company’s estimated 2012 calendar year EBITDA and 11.0x-15.0x for the Company’s estimated calendar year 2013 EPS, which encompassed a range representative of the set of selected companies based on Centerview’s judgment and experience. No company used in this analysis is identical or directly comparable to the Company. The companies included among the selected companies have certain characteristics that, for the purposes of analysis, may be considered similar to certain of the Company’s results, business mix or product profile. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared. Centerview then applied the illustrative ranges of multiples to the Company’s estimated calendar year 2012 EBITDA of $84 million (which is not adjusted to exclude stock-based compensation) based on the Street Case Projections, as set forth in the section entitled “Projected Financial Information” and the Company’s estimated calendar year 2013 EPS of $1.12 based on the Street Case Projections. The estimated $84 million of 2012 EBITDA was based on analysts’ projections for the Company, excluding one analyst who had not updated his price target for the Company, and was prepared with the guidance of the Company’s management. The Transaction Committee directed Centerview to use the “Street Case Projections” in conducting its valuation analysis as that set of projections reflects the best available estimate of the Company’s likely future performance as a standalone public company. The Board of Directors and the Transaction Committee noted that the “Illustrative Projections” were a selling tool meant to highlight the upside opportunity to the buyers and therefore highlighted revenue and cost-savings opportunities that were only available to the Company operating under private ownership and not as a public company. The foregoing analyses indicated the following illustrative ranges of implied value per share of Duff & Phelps Class A common stock:

The following disclosure replaces the portion of the first full paragraph after the first chart set forth on page 48 of the Proxy Statement under the caption “Opinion of the Company’s Financial Advisor”:

Centerview then drew from this analysis and other considerations that Centerview deemed relevant in its judgment and experience an illustrative range of multiples of 7.0x-8.5x, which was representative of the class of precedents based on Centerview’s judgment and experience. In general, Centerview deemed the precedents involving information technology consulting businesses less relevant and excluded such transactions in determining the illustrative range of multiples; however, such transactions were presented to the Board of Directors. The precedent transactions involving information technology consulting businesses that were excluded in deriving this range of multiples were Vangent / General Dynamics, SRA International / Providence Equity Partners, Headstrong / Genpact, Affiliated Computer Services / Xerox, Perot Systems / Dell, Electronic Data Systems / Hewlett-Packard Company, Infocrossing, Inc. / Wipro Technologies and Keane, Inc. / Caritor. In its experience and judgment, Centerview concluded that the Headstrong earnings at the time of its acquisition by Genpact were not reflective of the true financial performance of the business and, thus, the multiple of LTM/EBITDA was not meaningful. Centerview then applied the illustrative range of multiples to the Company’s LTM EBITDA of $84 million based on the Street Case Projections, which indicated the following illustrative range of implied value per share of Duff & Phelps Class A common stock:

The following disclosure replaces the first full paragraph (excluding the chart) on page 50 of the Proxy Statement under the caption “Opinion of the Company’s Financial Advisor”:

Centerview performed a discounted cash flow analysis of the Company based on the Street Case Projections (as defined below) for fiscal years 2012 through 2017. Centerview calculated the unleveraged free cash flows that the Company was expected to generate during the fiscal years 2013 to 2017 based on the Street Case Projections as follows (in millions): FY2013E: $46; FY2014E: $17; FY2015E: $31; FY2016E: $58; FY2017E: $58. Centerview determined a terminal value for the Company using perpetuity growth rates of 1.5% to 2.5%, which implied an EBITDA multiple range of 4.7x to 8.8x. In calculating such unleveraged free cash flows, Centerview took into account depreciation and amortization, capital expenditures, increases in working capital, cash flows associated with ongoing compensation expense, changes in goodwill, and other assets and other liabilities (which estimates the Company provided on a non-itemized basis to Centerview). Centerview then discounted to present value the unleveraged free cash flows of the Company and the terminal value for the Company, in each case using discount rates ranging from 8.5% to 12.5%; however, Centerview used discount rates ranging from 9.5% to 11.5% in determining the illustrative range of implied value per share set forth below. The range of discount rates was derived by using a weighted average cost of capital analysis based on certain financial metrics. Specifically, the weighted average cost of capital is determined by the sum of (a) the market value of equity as a percentage of the total value of the Company’s capital multiplied by the Company’s estimated cost of equity and (b) the book value of debt as a percentage of the total value of the Company’s capital multiplied by the Company’s estimated after-tax market cost of debt. Additionally, the Company’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the betas of comparable companies, the risk-free rate, a historical equity market risk premium and a size premium (both of which were sourced from the Ibbotson SBBI Valuation Yearbook). Stock-based compensation was treated as a non-cash expense. This analysis indicated the following illustrative ranges of implied value per share of Duff & Phelps Class A common stock:

The following disclosure replaces the last full paragraph on page 51 of the Proxy Statement under the caption “Projected Financial Information”:

Set forth below are projections used by Centerview in connection with its valuation analyses of the Company that are based on analysts’ projections for the Company, excluding one analyst who had not updated his price target of the Company, and were prepared with the guidance of the Company’s management (the “Street Case Projections”), which the Company and the Board of Directors believed represented the best available estimate of future performance of the Company as an independent public company. The inclusion of the Street Case Projections and the other financial projections set forth below in this Proxy Statement should not be regarded as an admission or representation of Duff & Phelps, Carlyle, Stone Point, Pictet, Edmond de Rothschild, Parent, Merger Sub I or Merger Sub II, or an indication that any of Duff & Phelps, Carlyle, Stone Point, Pictet, Edmond de Rothschild, Parent, Merger Sub I or Merger Sub II or their respective affiliates or representatives considered, or now consider, the Street Case Projections or such other financial projections to be a reliable prediction of actual future events or results, and such information should not be relied upon as such. The Street Case Projections are being provided in this document only because they were used by Centerview in connection with its engagement as financial advisor to the Company’s Board of Directors. None of Duff & Phelps, Carlyle, Stone Point, Pictet, Edmond de Rothschild, Parent, Merger Sub I or Merger Sub II or any of their respective affiliates or representatives assumes any responsibility for the accuracy of Street Case Projections or such other financial projections or makes any representation to any stockholder regarding such information, and none of them intends to update or otherwise revise such information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these financial projections are shown to be in error.

The following disclosure replaces in its entirety the table on page 53 of the Proxy Statement under the caption “Projected Financial Information”:

	Fiscal Year
	2012	2013	2014	2015	2016	2017
Net Revenue	$463.5	$485.2	$505.0	$525.6	$547.1	$569.4
Gross Profit	199.5	210.9	219.5	228.5	237.8	247.8
SG&A	116.0	119.2	123.2	126.9	130.7	134.6
Adjusted Pro Forma EBITDA	83.5	91.7	96.3	101.6	107.1	112.9
Free Cash Flow	27.5	46.2	17.3	31.2	57.6	58.1
Depreciation	8.4	9.9	12.4	13.8	15.7	17.7
Net Working Capital	109.9	143.8	194.0	242.5	299.1	359.5
Capital Expenditures	14.2	15.3	9.9	9.4	9.5	10.2
Reconciliation of Adjusted Pro Forma EBITDA:
Net Income Attributable to Duff & Phelps Corporation	$26.2	$35.6	$43.6	$47.0	$53.0	$56.3
Net Income Attributable to Noncontrolling Interest	5.4	—	—	—	—	—
Provision for Income Taxes	18.6	23.1	28.3	30.5	34.4	36.6
Interest Expense	0.6	0.4	0.4	0.4	0.4	0.4
Interest Income	(0.3)	(0.3)	(0.6)	(0.9)	(1.4)	(1.8)
Other Expense	0.9	0.5	0.5	0.5	0.5	0.5

Operating Income	51.4	59.3	72.2	77.5	86.9	92.0
Depreciation and Amortization	18.1	18.5	18.8	18.6	18.9	20.9
Acquisition Retention Expenses	9.3	6.9	5.3	5.5	1.3	—
Restructuring Charges	2.0	5.0	—	—	—	—
Transaction and Integration Costs	2.7	2.0	—	—	—	—

Adjusted Pro Forma EBITDA	$83.5	$91.7	$96.3	$101.6	$107.1	$112.9

Important Additional Information and Where to Find It

In connection with the proposed transaction, the Company filed a definitive proxy statement and related materials with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement was first mailed to the Company’s stockholders on or about March 21, 2013. Stockholders of the Company are urged to read the definitive proxy statement and the other relevant materials because they contain important information about the Company, the Consortium, the proposed transaction and related matters. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER. The definitive proxy statement and other relevant materials, and any and all documents filed by the Company with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by directing a written request to the Company, Attention Corporate Secretary, 55 East 52 Street, Floor 31, New York, NY 10055.

The Company, its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company in connection with the proposed merger. Information about those executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in Company’s proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 5, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 25, 2012. These documents may be obtained for free at the SEC’s website at www.sec.gov, and from the Company by contacting Duff & Phelps Corporation, Attention Corporate Secretary, 55 East 52 Street, Floor 31, New York, NY 10055. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction is included in the definitive proxy statement that the Company filed with the SEC.

Forward-Looking Statements

This document may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) the ability to recognize benefits of the transaction; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2012, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.